Exhibit 99.1
NEWS RELEASE — for immediate release
Alexza Initiates AZ-002 Phase IIa Clinical Trial
in Patients with Panic Disorder
Palo Alto, California — April 20, 2006 — Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) announced today that it has initiated a Phase IIa clinical trial with AZ-002 (Staccato™ alprazolam) in patients with panic disorder. AZ-002 is an inhalation product candidate being developed for the acute treatment of panic attacks associated with panic disorder.
The Phase IIa clinical trial is an in-clinic proof of concept study. It is a single-center, randomized, double-blind, placebo-controlled evaluation of 36 patients with panic disorder. The primary aim of the clinical trial is to assess the safety and efficacy of a single dose of AZ-002 in treating a pharmacologically-induced panic attack. Changes in the intensity and the duration of a panic attack using psychological and physiological measurements will be evaluated at multiple time points during the study.
About Panic Attacks
According to the National Institute of Mental Health, approximately 2.4 million people in the United States suffer from panic disorder, a condition characterized by the frequent and sudden occurrence of panic attacks. The physical and emotional symptoms of a panic attack have many variations, but often begin rapidly, peak within 10 minutes and last about 30 minutes. There are currently no drugs approved for the acute treatment of panic attacks. Oral formulations of drugs like alprazolam are approved for chronic use to treat panic disorder. These drugs are intended to reduce the frequency of panic attacks, but they do not typically eliminate their occurrence.
About AZ-002 (Staccato alprazolam)
AZ-002 is the combination of Alexza’s proprietary Staccato system with alprazolam, a drug belonging to the class of compounds known as benzodiazepines. In a dose-escalation Phase I clinical trial, AZ-002 was generally well tolerated at all doses tested and there were no serious adverse events. Across all doses, pharmacokinetic analyses revealed that peak plasma levels were generally reached within the first few minutes after dosing. Alexza believes the non-invasive nature and rapid pharmacokinetic properties resulting from administration via the Staccato system make AZ-002, if approved for marketing, a viable product candidate for the acute treatment of panic attacks.

About Alexza Pharmaceuticals
Alexza Pharmaceuticals is an emerging pharmaceutical company focused on the development and commercialization of novel, proprietary products for the treatment of acute and intermittent conditions. Alexza’s technology, the Staccato system, vaporizes unformulated drug compound to form a condensation aerosol that allows rapid systemic drug delivery through deep lung inhalation. The drug is quickly absorbed through the lungs into the bloodstream, providing speed of therapeutic onset that is comparable to intravenous administration, but with greater ease, patient comfort and convenience. The Company has four product candidates in clinical development; AZ-001 (Staccato prochlorperazine) for the treatment of acute migraine headaches, AZ-002 (Staccato alprazolam) for the acute treatment of panic attacks associated with panic disorder, AZ-004 (Staccato loxapine) for the treatment of acute agitation in patients with schizophrenia and AZ-003 (Staccato fentanyl) for the treatment of patients with acute pain.
This press release includes forward-looking statements regarding the development, therapeutic potential and safety of AZ-002. Any statement describing Alexza’s goals, expectations, intentions or beliefs is a forward-looking statement and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs that are intended to be safe and effective for use as therapeutics. Alexza’s forward-looking statements also involve assumptions that, if they do not materialize or prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These statements are based only on facts and factors currently known by Alexza. As a result, investors are cautioned not to rely on these forward-looking statements. These and other risks concerning Alexza’s business are described in additional detail in Alexza’s prospectus dated March 8, 2006, including the risks under the headings “Failure or delay in commencing or completing clinical trials for our product candidates could harm our business” and “If our product candidates do not meet safety and efficacy endpoints in clinical trials, they will not receive regulatory approval, and we will be unable to market them”.

CONTACT:	Thomas B. King President & CEO 650.687.3900 tking@alexza.com